UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-159396
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-151018
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-125159
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-108744

UNDER
THE SECURITIES ACT OF 1933

 THE WARNACO GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4032739
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

501 Seventh Avenue
New York, New York 10018
(Address of Principal Executive Offices)

The Warnaco Group, Inc. Amended and Restated 2005 Stock Incentive Plan
The Warnaco Group, Inc. 2005 Stock Incentive Plan
The Warnaco Group, Inc. 2003 Stock Incentive Plan
(Full Title of the Plan)

Mark D. Fischer, Esq.
Senior Vice President and Secretary
The Warnaco Group, Inc.
c/o PVH Corp.
200 Madison Avenue
New York, New York 10016
(212) 381-3500
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:
 Andrew J. Nussbaum, Esq.
Greg E. Ostling, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by The Warnaco Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

1.
Registration Statement No. 333-159396, filed on May 21, 2009, registering an additional 3,400,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under The Warnaco Group, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Amended and Restated 2005 Plan”);

2.	Registration Statement No. 333-151018, filed on May 19, 2008, registering an additional 750,000 shares of Common Stock issuable under the Amended and Restated 2005 Plan;
3.	Registration Statement No. 333-125159, filed on May 23, 2005, registering an additional 3,000,000 shares of Common Stock issuable under The Warnaco Group, Inc. 2005 Stock Incentive Plan;

4.	Registration Statement No. 333-108744, filed on September 12, 2003, registering 5,000,000 shares of Common Stock issuable under The Warnaco Group, Inc. 2003 Stock Incentive Plan.
On February 13, 2013, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 29, 2012, among the Company, PVH Corp., a Delaware corporation (“PVH”), and Wand Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of PVH (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of PVH (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.  Accordingly, pursuant to undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these post-effective amendments to the Registration Statements to deregister all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of February, 2013.

THE WARNACO GROUP, INC.

By:	/s/ Michael A. Shaffer
Name:	Michael A. Shaffer
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Emanuel Chirico Emanuel Chirico	Director and President (Principal Executive Officer)	February 15, 2013

/s/ Michael A. Shaffer Michael A. Shaffer	Director and Executive Vice President (Principal Financial Officer)	February 15, 2013

/s/ Bruce Goldstein Bruce Goldstein	Senior Vice President (Principal Accounting Officer)	February 15, 2013

/s/ Mark D. Fischer Mark D. Fischer	Director	February 15, 2013